For immediate release
February 3, 2011
MedQuist Holdings Inc.
Commences Common Stock Exchange Offer
MedQuist Holdings Inc. (formerly CBaySystems Holdings Limited) (“MedQuist Holdings”) today commenced an exchange offer (the “Exchange Offer”) for all the issued and outstanding shares of MedQuist Inc. common stock (“MedQuist Inc.” and “MedQuist Inc. Shares”) that it does not currently own or have the right to acquire. The Exchange Offer is scheduled to expire at 5:00 p.m., New York City time, on March 4, 2011, unless extended.
Upon the terms and subject to the conditions of the Exchange Offer, each MedQuist Inc. Share tendered and accepted will be exchanged for one share of MedQuist Holdings common stock. If all MedQuist Inc. Shares that MedQuist Holdings does not own or have the right to acquire are tendered and accepted for exchange, MedQuist Holdings will issue up to approximately 6.7 million shares of its common stock in the Exchange Offer.
In connection with the Exchange Offer and its proposed U.S. initial public offering, MedQuist Holdings has applied to list its common stock on The NASDAQ Global Market under the symbol “MEDH.”
MedQuist Holdings currently owns approximately 69.5% of the outstanding MedQuist Inc. Shares and has previously entered into an agreement with certain MedQuist Inc. shareholders that hold in the aggregate approximately 12.7% of the outstanding MedQuist Inc. Shares to exchange one share of MedQuist Holdings common stock for each MedQuist Inc. Share owned by such MedQuist Inc. shareholders (the “Private Exchange”).
MedQuist Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”) conveying to MedQuist Inc. shareholders the recommendation of the Audit Committee of the MedQuist Inc. board of directors, consisting of directors unaffiliated with MedQuist Holdings, on behalf of MedQuist Inc.’s board, that MedQuist Inc. shareholders tender their MedQuist Inc. shares in the Exchange Offer. Once filed, the Schedule 14D-9 will be mailed to MedQuist Inc. shareholders. MedQuist Inc. shareholders are urged to read the Schedule 14D-9 because it will contain important information. The Schedule 14D-9 will be available free of charge at the web site maintained by the SEC at www.sec.gov.
The consummation of the Exchange Offer will be subject to the satisfaction or waiver of certain conditions, including the completion of MedQuist Holdings’ proposed U.S. initial public offering, the listing of MedQuist Holdings’ common stock on The NASDAQ Global Market and the consummation of the Private Exchange. Assuming consummation of the Private Exchange, a full exchange in the Exchange Offer would increase MedQuist Holdings’ ownership in MedQuist Inc. to 100%.
Macquarie Capital is acting as dealer manager, American Stock Transfer & Trust Company is acting as exchange agent and MacKenzie Partners is acting as information agent for this transaction. For further details please contact Macquarie Capital at (212) 231-2620, AST at (877) 248-6417 or MacKenzie Partners at (800) 322-2885 (toll-free), (212) 929-5500 (collect) or email at tenderoffer@mackenziepartners.com.
Important Additional Information about the Exchange Offer
This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Exchange Offer is only being made pursuant to the Registration Statement on Form S-4, as amended (including the prospectus, the letter of transmittal and related offer documents) and tender offer statement on Schedule TO filed by MedQuist Holdings with the SEC. Holders of MedQuist Inc. Shares are strongly advised to read the Registration Statement on Form S-4 and the tender offer statement on Schedule TO because they contain important information about the Exchange Offer. Free copies of such documents filed with the SEC by MedQuist Holdings can be obtained at the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to MedQuist Holdings’ information agent, MacKenzie Partners, Inc., at (800) 322-2885.
FORWARD-LOOKING STATEMENTS
Information provided and statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and MedQuist Holdings assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. These statements include, without limitation, statements regarding the effects or benefits of the proposed transaction and often include words such as “approximately,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “will,” “continue” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about MedQuist Holdings’ industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond MedQuist Holdings’ control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by MedQuist Holdings (including MedQuist Holdings’ filings with the SEC). Although MedQuist Holdings believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, MedQuist Holdings also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.
Contact:

Clyde Swoger, Chief Financial Officer
Investor Relations
ir@medquistholdings.com
Tel. (615) 261-1740